Exhibit 99.B(p)(29)

Fred Alger Management, Inc. (“FAM”)
Fred Alger & Company, Incorporated (“FAC”)
Weatherbie Capital, LLC (“WC”)
Alger Management, Ltd. (“AML”)

Code of Ethics
Effective as of
July 1, 2018

Table of Contents

OVERVIEW AND SCOPE	3

Purpose	3

Definitions	3

General Principles of Conduct	5

PERSONAL SECURITIES TRANSACTIONS	6

Brokerage Accounts	6

Securities Not Held in a Brokerage Account	6

Pre-Clearance Transactions	7

Private Placements	8

Prohibited Personal Securities Transactions	8

Considerations for Approval of Personal Securities Transactions	8

INITIAL AND ONGOING REPORTING REQUIREMENTS	9

Brokerage Accounts	9

Discretionary Account	9

Securities Not Held in a Brokerage Account	9

Personal Securities Transactions	9

Private Placements	10

Current Directorships	10

Outside Activities	10

Confidentiality	11

ADMINISTRATION OF THE CODE	11

Responsibilities of the Chief Compliance Officer	11

Fund Board of Trustees Reporting and Approval	11

Use of Preferred Brokers	12

Exceptions to the Code	12

Violations and Sanctions	12

Maintenance of Records	13

OVERVIEW AND SCOPE

Purpose

This Code of Ethics (the “Code”) is adopted by Fred Alger Management, Inc. (“FAM”), Fred Alger & Company, Incorporated (“FAC”), Weatherbie Capital, LLC (“WC”), and Alger Management, Ltd. (AML), (collectively, “Alger”), and each investment company for which FAM serves as investment adviser (each a “Fund” and collectively the “Alger Funds”) in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), as amended. FAM, FAC, WC, AML, and the Alger Funds will collectively be referred to as Alger throughout this Code.

The purpose of the Code is to ensure that all activities be in full compliance with the Federal securities laws as well as all other laws and regulations that apply to Alger. For the purposes of this Code, the Federal securities laws include (i) the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act and Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, and (ii) the Bank Secrecy Act (as it applies to Alger and any investment companies (public or private) advised by it) and any rules adopted thereunder by the SEC or the Department of the Treasury.

If you have reason to believe that certain acts, actions, or practices engaged in by an Alger employee would constitute a violation of Federal or state securities laws to which Alger is subject or would violate Alger’s policies or procedures inclusive of the Code, you must report it to a member of the Compliance or Legal Departments.

All Access Persons are responsible for, and have agreed as a requirement of their employment, to review, be familiar with, and comply with the Code. Any questions with respect to the Code should be directed to the Chief Compliance Officer (“CCO”) or a member of the Compliance Department of FAM, FAC, and/or the Funds.

A list of terms and related definitions can be found below.

Definitions

Access Person - An employee of any Alger entity, including any full-time consultant or contractor, and any long-term temporary worker on more than a six (6) month assignment.

Analyst - A person employed by Alger as a Senior Analyst, Analyst, Associate Analyst, Research Associate or in a comparable position whose function relates to providing information, advice or recommendations.

Beneficial Owner - A person is considered to be the Beneficial Owner of the following securities (which may be held in a Brokerage Account or otherwise):

•                  securities held in the person’s own name;

•                  securities held with another in joint tenancy, community property or other joint ownership;

•                  securities held by a bank or broker as nominee or custodian on behalf of an Access Person or pledged as collateral for a loan;

•                  securities held by members of the Access Person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships);

•                  securities held by a relative of an Access Person not residing in the person’s home if the Access Person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale or voting of such securities;

•                  securities held by a trust of which the Access Person is a beneficiary and has or shares the power to make purchase or sale decisions;

•                  securities held by a trust for which the Access Person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees or by virtue of holdings by the person’s immediate family);

•                  securities held by a general partnership or limited partnership in which the Access Person is a general partner; or

•                  securities held by a corporation in which the Access Person has a control position or in which the Access Person has or shares investment control over the portfolio securities (other than a registered investment company).

Brokerage Account - Any account which is an arrangement between an Access Person (or account over which the Access Person has a beneficial interest and/or discretion) and a licensed brokerage firm that allows the Access Person to deposit funds with the firm and place investment orders for securities through the brokerage firm, which then carries out the transactions on the Access Person’s behalf. Brokerage Accounts where only exchange-traded funds (ETFs), and open- and closed-end investment companies are the only investment option are excluded from this definition (e.g. certain 401(k) plans, certain robo-advisor accounts, and 529 plans). An example of these types of accounts includes retirement accounts that do not have individual equities, fixed income or other similar securities as an investment option. Robo-advisor accounts similar to Betterment, Acorn, Intelligent (Schwab) and Wealthfront may not be exempt because such accounts may permit investments in individual equities.

Client - Any person, entity or investment vehicle to which any Alger entity provides investment advisory or other services.

Fund Trustee - A Trustee of the Board of Trustees of the Alger Mutual Fund Complex who is not an Officer, Director, or employee of Alger.

•                  Fund Trustees are only subject to the Code to the extent that a trustee knows, or, in the ordinary course of fulfilling his/her duties as a trustee of a Fund, should know that during the fifteen (15) day period immediately before or after the date of the transaction in a Security by the trustee, a Fund has purchased or sold the Security or such purchase or sale by a Fund was considered by the Fund or Alger. In such case, the Fund Trustee should seek pre-clearance for the transaction with the CCO.

Portfolio Manager — An Alger employee with the responsibility, authority, and ability to make investment decisions with respect to a Client.

Personal Security Transaction - A transaction in any Security in which an Access Person is or will become a Beneficial Owner.

Private Placement - A Private Placement is a passive investment in any securities of issuing entities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504 or Rule 506 under the Securities Act of 1933, as amended.

Security - Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), or relating to foreign currency, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate of participation for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing.

Trader - Any person employed by Alger who is responsible for placing trades on behalf of Clients.

General Principles of Conduct

An Access Person shall:

•                  act in the best interests of Clients;

•                  not consider their personal financial (or any other personal) situation in connection with transactions for any Client;

•                  conduct themselves in a manner intended to avoid any actual, potential or perceived conflict of interest;

•                  not abuse their position of trust and responsibility;

•                  not take inappropriate advantage of their position in relationship to Clients;

•                  not divulge to any person any information regarding transactions for any Client, except in the performance of their duties;

•                  not transact in any securities that are restricted from purchase or sale by any Alger entity;

•                  not allow Personal Securities Transactions to otherwise interfere with their ability to fulfill their responsibilities.

In consideration of these General Principles of Conduct, an Access Person may not recommend a transaction in any Security for any Client unless they have first disclosed to the Compliance

Department their interest in such Security (or, if relevant, the issuer of such Security), including without limitation:

•                  direct or indirect Beneficial Ownership of any Security;

•                  any position with the issuer of such Security or its affiliates;

•                  any current or proposed business relationship with the issuer of such Security, its affiliates, or any party which has a significant interest in the Security or its issuer; or

•                  any ownership interest in a Security acquired through a Private Placement, where transactions in securities of the same issuer are now being considered for any Client.

In furtherance of these principles, an Access Person must:

•                  obtain prior written authorization of the CCO to serve on the board of directors (or trustees) of any company. Such authorization will be based on a determination that the board service would be consistent with the interests of the Funds and their shareholders or would otherwise not conflict with Alger’s ability to provide services to its Clients.

•                  disclose all business, investment, or charity-related outside activities regardless of their nature or scope (e.g. additional employment, volunteer work, investment in real estate).

PERSONAL SECURITIES TRANSACTIONS

Brokerage Accounts

No Access Person shall open or maintain a Brokerage Account that can hold Securities in which they have a Beneficial Interest without the express prior written approval of the Compliance Department.

An Access Person must report to the Compliance Department all Brokerage Account(s) in which the Access Person has a Beneficial Interest, the name of the broker-dealer or bank with whom the account was established and the date the account was established. An Access Person is responsible for ensuring that the Compliance Department receives duplicate copies of all confirmations and account statements prior to trading in any Brokerage Account. Please see the exemptions for accounts that only transact in open- and closed-end funds and ETFs.

Securities Not Held in a Brokerage Account

If an Access Person holds a Security in certificate or other form (and not in a Brokerage Account), the Access Person shall provide the name of the Security (or Securities), the quantity held, and the date the Security was acquired. This includes any 401(k) plans from prior employment that allow the participant to hold individual securities and not just mutual funds.

Pre-Clearance Transactions

All Access Persons must pre-clear all Personal Securities Transactions (including the sale or liquidation of any Private Placements and the purchase or sale of foreign local shares) with the Compliance Department, except for:

•                  a transaction effected under an arrangement through which an Access Person has given a third party full trading discretion over the Access Person’s Brokerage Account and, the Access Person does not have any direct or indirect influence or control over the transactions in such Brokerage Account. The Access Person must have first provided the discretionary agreement or letter with the third party to the Compliance Department;

•                  purchases that are part of an automatic dividend reinvestment plan;

•                  purchases resulting from the exercise of rights acquired from an issuer as part of a pro-rata distribution to all holders of a class of Securities of such issuer;

•                  sales pursuant to tender offers;

•                  transactions pursuant to stock splits and involuntary share buy-backs;

•                  gifts or bequests (either receiving or giving), although the sale of any Security received as a gift or bequest must be pre-cleared;

•                  transactions in municipal securities;

•                  transactions in shares of open- and closed-end investment companies ( exception does not apply to closed-end investment companies for which Weatherbie Capital and/or Alger acts as adviser or sub-adviser; such closed-end investment companies must be pre-cleared);

•                  ETFs (note: options or futures on broad-based market indices and ETFs still need to be pre-cleared);

•                  direct obligations of the U.S. government; or

•                  banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

An Access Person may engage in de minimis transactions at or below a value of $2,500; however, such transactions require pre-clearance from Compliance. De minimis transactions by an Access Person should not be so frequent and/or in the same Security as to violate the principles of the Code.

An Access Person may only make a request for a Personal Securities Transaction prior to 10 a.m. by submitting a pre-clearance form through the Compliance system. Compliance will use its best efforts to review and approve pre-clearance requests received after 10 a.m. A pre-clearance form for de minimis transactions may be submitted any time throughout the day.

Any approval to place a Personal Security Transaction is valid only for the day on which it is granted. The Compliance Department will communicate approval or denial of the trade via email only. Please note all trades are considered denied until official approval is granted. If approved, an Access Person may only transact in a Security on the date the approval is given (or during trading hours for foreign securities traded in foreign markets) and for the approximate number of shares/units of each Security requested. If the Access Person does not transact within this time period, they must re-submit their request before placing the transaction in the future.

Private Placements

An Access Person shall not make an investment in a Private Placement without the express prior written approval of a member of the Compliance Department.

Prohibited Personal Securities Transactions

An Access Person may not:

•                  acquire any Security in an initial public offering;

•                  engage in “short-selling”; or

•                  purchase or sell (write) options or futures on an individual Security.

Considerations for Approval of Personal Securities Transactions

Restrictions and Blackout Periods

An Access Person will not be able to execute a Personal Securities Transaction if:

•                       there is a pending transaction in such Security for a Client;

•                       If currently do not hold position in any Client account: an Analyst (or the sector head if the Security in question is not covered by any Analyst), currently intends to (or believes that there are circumstances about the Security which may lead him/her to) issue a recommendation to transact in such Security within the next seven (7) calendar days;

•                       If currently hold position in any Client account: any Portfolio Manager or Analyst who owns such Security (or such Security is otherwise appropriate for a Portfolio Manager or Analyst to own) for a Client indicates their intent to purchase or sell the Security for a Client within the next seven (7) calendar days

•                       any transaction in the security has occurred in the past seven (7) calendar days.

An Analyst and Portfolio Manager will not be able to execute a Personal Securities Transaction in any Security in their sector. The de minimis requirement of $2,500 will not apply in this situation. For purposes of this Code, Portfolio Managers, Traders and Analysts who are generalists are deemed to be in all sectors.

Holding Period

An Access Person may not sell a Security that they have purchased within any sixty (60) day period at a gain. An Access Person who sells a Security that they have purchased within sixty (60) days at a gain may be required to make a donation to charity equivalent to the profit made from the sale of the Security or face further sanctions. For clarity, open- and closed-end funds, and ETFs are not subject to the 60 day holding period. The holding period is calculated using the FIFO (first-in first-out) method.

Excessive Trading

Excessive or inappropriate trading is prohibited. The Compliance Department monitors all Access Persons’ trading. A pattern of excessive trading may lead to disciplinary action under the Code up to and including termination. Excessive trading includes successive trades in the same security that complies with the de minimis exception listed above.

INITIAL AND ONGOING REPORTING REQUIREMENTS

No later than ten (10) calendar days after an Access Person becomes employed by Alger and thereafter within twenty (20) calendar days after the end of each calendar quarter, each Access Person shall submit a report to the Compliance Department containing the following information:

Brokerage Accounts

For all Brokerage Accounts for which the Access Person has a Beneficial Interest, the name of the broker-dealer or bank with whom the account was established, and the date the account was established. Accounts that only transact in open- and closed-end funds and/or ETFs are exempt from reporting (e.g. 529 plans, certain 401(k) accounts, etc.).

Discretionary Account

With respect to an Access Person who has given discretion to have transactions placed by a third party and for which the Access Person does not have any direct or indirect influence or control over the transaction:

•                       a discretionary agreement or letter with the third party must be provided to the Compliance Department

Securities Not Held in a Brokerage Account

If an Access Person holds a Security in certificate or other form (and not in a Brokerage Account), the Access Person shall provide:

•                  the name of the Security (or Securities),

•                  the quantity held, and

•                  the date the Security was acquired.

This includes 401(k) plans from prior employment that allow the participant to hold individual Securities and not just mutual funds.

Personal Securities Transactions

With respect to all Personal Securities Transactions (including those mentioned above):

•                  the date of the transaction;

•                  the title of the Security;

•                  the approximate number of shares/units and the principal amount of each Security involved;

•                  the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

•                  the price at which the transaction was effected; and

•                  the name of the broker-dealer or bank with or through whom the transaction was effected.

Private Placements

With respect to all Private Placements and prior to engaging in such transactions:

•                  the date of the transaction;

•                  the title of the Security;

•                  the number of shares/units and the principal amount of each Security involved;

•                  the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

•                  the price at which the transaction will be effected; and

•                  the draft Private Placement Memorandum Offering and any other relevant documents.

Upon approval from a member of the Compliance Department, and following execution of the transaction:

•                  the number of shares/units and the principal amount of each Security involved;

•                  the price at which the transaction was effected; and

•                  the executed Private Placement Memorandum Offering and other relevant documents.

Current Directorships

An Access Person must disclose if they serve on the board of directors (or trustees) of any company.

Outside Activities

An Access Person must disclose all outside activities regardless of their nature or scope (e.g. additional employment, volunteer work (specifically leadership roles), investment in real estate).

If the information required to be reported in this section has already been provided through another medium (such as information contained in broker trade confirmations or account statements, or a personal trade pre-clearance form received by the Compliance Department), that information does not need to be reported again, provided that a quarterly report is filed with respect to any account established or closed during the quarter by the Access Person. Additionally, the Access Person is not relieved of reporting responsibilities with respect to any information not reported through other mediums and required by the Code.

Confidentiality

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of Securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

ADMINISTRATION OF THE CODE

Responsibilities of the Chief Compliance Officer

The CCO is responsible for the administration of the Code. In this connection, the oversight duties of the CCO or his/her designees include:

•                  trade pre-clearance;

•                  maintenance of a current list of all Access Persons with a description of their title or employment;

•                  furnishing all Access Persons a copy of this Code and initially and periodically informing them of their duties and obligations hereunder;

•                  reviewing transaction and holdings reports of Access Persons;

•                  maintaining all records required by the Code;

•                  preparing listings of all transactions effected by Access Persons;

•                  interpreting of the Code;

•                  conducting such inspections or investigations, as shall reasonably be required to detect and report any apparent or actual violations of this Code to Alger and to the Trustees of the Alger Funds; and

•                  submitting a quarterly report to the Board of Directors of each of FAM, FAC and to the Trustees of the Alger Funds that

•                  certifies that the procedures to implement the Code are reasonably necessary to prevent violations of the Code,

•                  summarizes the existing procedures to monitor the Code and any changes to the Code,

•                  provides statistics regarding activity under the Code,

•                  describes any violation of the Code and any sanctions imposed as a result, and summarizes any interpretations issued,

•                  details any exemptions granted,

•                  reports on any training provided, and

•                  reports any other significant information concerning the Code.

Fund Board of Trustees Reporting and Approval

The Board of Trustees of each Fund, as applicable, including a majority of the Independent Trustees, must approve this Code and any material changes to it. This approval shall be based on determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the Investment Company Act or any other applicable rules and regulations. In connection with this approval, Alger shall provide a certification to the Board that Alger and the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

No less frequently than annually, Alger shall furnish to the Board of Trustees, and the Board of Trustees must consider, a written report that:

•                  Describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to the material violations; and

•                  Certifies that the Funds and Alger have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Use of Preferred Brokers

All Access Persons are strongly encouraged to maintain their personal trading accounts at, and execute all transactions in Covered Securities through, one or more brokers that provide automated feeds to the Compliance system. Accounts with brokers who provide account information to Compliance electronically may be more accurate and require less reconciliation for the Access Person at certification time. Please contact the Compliance Department for a list of such brokers. Note that an Access Person is not relieved of reporting responsibilities with respect to any information not reported electronically through the Compliance system and required by the Code.

Every quarter, employees with non-electronic brokerage accounts are required to input the transaction details into the Compliance system. Failure to do so will be considered a violation of the Code.

Exceptions to the Code

Exceptions to the Code may be granted from time to time by the CCO or his or her designee. All exceptions, unless otherwise stated below, shall be documented and shall provide the details of the transaction including the name and title of the Access Person, the amount of shares, direction of the trade (buy or sell), trade date, Security description, and rationale for the granting of the exception.

Violations and Sanctions

Access Persons must report any violations or potential violations of this Code promptly to the CCO or another member of the Compliance Department immediately upon becoming aware of such violation.

Upon discovering that an Access Person has not complied with the requirements of this Code, the CCO, in consultation with other senior officers of Alger and/or the Trustees of the Alger Funds, may impose on that person whatever sanctions they deem appropriate, including, among other things, disgorgement of profits, fines, censure, suspension of trading, or termination of employment.

Maintenance of Records

Alger shall maintain and make available records with respect to the implementation of the Code in the manner and for the time required by the Federal securities laws, including without limitation, Rule 17j-1(d) under the Investment Company Act of 1940. Specifically, the CCO shall maintain the following for the time and manner specified below:

•                  A copy of any Code that is in effect, or at any time within the past five (5) years was in effect, must be maintained in an easily accessible place;

•                  A record of any violation of any such Code, and of any action taken as a result of such violation, must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurred;

•                  A copy of each report made by an Access Person, as well as trade confirmations and account statements that contain information not duplicated in such reports, must be maintained for at least five (5) years after the end of the fiscal year in which the report was made or the information was provided, the first two (2) years in an easily accessible place;

•                  A copy of each report made must be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place;

•                  A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 17j-1 and this Code, and a list of those persons responsible for reviewing these reports must be maintained in an easily accessible place; and

•                  A record of any decision, and the reasons supporting the decision, (i) to permit an Access Person to invest in a Private Placement, (ii) any exceptions granted by the CCO from the requirements of the Code, and (iii) relating to any material violation of the Code by an Access Person must be maintained for at least five years after the end of the fiscal year in which the approval was granted.

FRED ALGER & COMPANY, INCORPORATED
FRED ALGER MANAGEMENT, INC.

(Collectively, “Alger”)

POLICIES AND PROCEDURES DESIGNED TO
DETECT AND PREVENT INSIDER TRADING

Revised August 1, 2011

SECTION I.                                                                           POLICY STATEMENT ON INSIDER TRADING

A.                                    Policy Statement on Insider Trading

Alger forbids any officer, director or employee from trading, either personally or on behalf of others (such as mutual funds and private accounts managed by Alger), on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Alger’s policy applies to every officer, director and employee and extends to activities within and outside their duties at Alger. Every officer, director and employee must read and retain this Policy Statement. Any questions regarding Alger’s policy and procedures should be referred to the Chief Compliance Officer or the General Counsel.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits: trading by an insider, while in possession of material non-public information, or trading by a non-insider, while in possession of material non-public information (regulator’s view the basis of any trade placed by an organization while that organization is in possession of non-public information, whether the trade was based on the non-public information or not, as being based on the non-public information), where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Chief Compliance Officer or General Counsel.

1.                                      Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Alger may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.                                      What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger, new products, clinical trial results or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S’, 108 U. S. 316 (1987), the Supreme Court considered as material, certain information the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.                                      What is Non-public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.                                      Bases for Liability

a. Fiduciary duty theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. Chiarella v. U. S„ 445 U. S. 22 (1980).

In Dirks v. SEC, 463 U. S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or given evidence of a relationship that suggests a quid pro quo.

Regulation FD, for “Fair Disclosure,” dictates how public companies and their representatives disclose “inside” information about the company. In essence, Regulation FD requires that a public company’s communication of material, nonpublic information be made in approved forms of public disclosure. The purpose of the regulation is to make all material information about a company available to all investors at the same time. Regulation FD addresses a practice known as “selective disclosure,” in which companies provide inside information to market analysts, other securities-market professionals and shareholders before announcing the information publicly. Selective disclosure is very similar to the phenomenon of “tipping” that is at the heart of insider trading. In both situations, a privileged few use their access to corporate insiders to acquire information that they can use to turn a profit or avoid a loss, rather than having to rely on their skill, business acumen and/or diligence. But while “tipping” and other forms of insider trading have long been subject to severe punishments under the anti-fraud provisions of the federal securities laws, selective disclosure was not expressly prohibited until the SEC’s enactment of Regulation FD in 1990.

“Prompt” Public Disclosure After Non-intentional Selective Disclosures.

Promptly” means as soon as reasonably practicable (but in no event after the later of 24 hours or the commencement of the next day’s trading on the New York Stock Exchange) after a senior official of the issuer learns that there has been a non-intentional disclosure by the issuer or person acting on behalf of the issuer of information that the senior official knows, or is reckless in not knowing, is both material and nonpublic.

b. Misappropriation theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter. supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5.                                      Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

• civil injunctions

• treble damages

• disgorgement of profits

• jail sentences

• fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

• fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Policy Statement can be expected to result in serious sanctions by Alger, including dismissal of the persons involved.

SECTION II.                                                                      PROCEDURES TO IMPLEMENT FRED ALGER”S POLICY

A.                                    Procedures to Implement Alger’s Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of Alger in avoiding insider trading, and to aid Alger in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Alger must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Chief Compliance Officer or General Counsel.

1.                                      Identifying Insider Information

Before trading for yourself or others, including mutual funds or private accounts managed by Alger, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•                                          Report the matter immediately to the Chief Compliance Officer or General Counsel.

Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Alger.

Do not communicate the information inside or outside Alger, other than to the Chief Compliance Officer or General Counsel.

•                                          Document the date, time, information received, who provided the information and anyone that may have been with you at the time you received the information.

•                                          After the Chief Compliance Officer or General Counsel has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.                                      Using Expert Networks

Prior to commencing a call with expert net work advisors you are required to recite the following:

Alger is not interested in receiving any information 1) that would be considered material non-public information concerning any public company 2) that would result in the disclosure of any confidential or proprietary information (including trade secrets) or 3) that may cause you to breach any agreement, duty or obligation you may have with any person or entity (including, but not limited to, your current or any former employers).

If during our discussion you inadvertently disclose such information, you must alert us to the fact that we are now in possession of such information. We will then notify our Compliance Department who will advise us on how to proceed.

3.                                      Personal Securities Trading

All officers, directors and employees of Alger shall submit to the Chief Compliance Officer, a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees, or in which they have a beneficial interest and have participated within ten days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price and broker/dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the Chief Compliance Officer.

4.                                      Restricting Access to Material Non-public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within Alger, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

5.                                      Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer or General Counsel before trading or communicating the information to anyone.

Acknowledgment of Insider Trading Policies and Procedures

To:                            Chief Compliance Officer

I have received a copy of the interoffice memorandum entitled, “Policies and Procedures Designed to Detect and Prevent Insider Trading”.

I understand its content. I do not have any questions.

(Print Name)

(Signature)

(Date)

legal/procedures funds/Insider Trading — Policies & Procedures

FRED ALGER & COMPANY, INCORPORATED
FRED ALGER MANAGEMENT, INC.
(Collectively, “Alger”)

CONFLICTS OF INTEREST POLICY

Although it is not possible to provide a precise, comprehensive definition of a conflict of interest, one factor that is common to all conflict of interest situations is the possibility that an Associated Person’s actions or decisions will be affected because of an actual or potential divergence between or among the interests of the Firm, its Affiliates or its Clients, and/or the Associated Person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its Affiliates or Clients, and irrespective of the motivations of the Associated Person involved.

Associated Persons should avoid other employment or business activities, including personal investments that interfere with their duties to the Firm, divide their loyalty, or create or appear to create a conflict of interest. Each Associated Person should promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer or Chief Legal Officer. The Chief Compliance Officer or Chief Legal Officer determination as to whether a conflict exists or is harmful shall be conclusive. Any situation or transaction that the Chief Compliance Officer or Chief Legal Officer determines is harmful to the interests or reputation of the Firm must be terminated.

1.              Interest in Competitors, Clients or Suppliers Except with the approval of the Chief Compliance Officer or Chief Legal Officer, no Associated Person shall serve as an employee, officer, director or trustee of, or have a substantial interest in or business relationship with, a competitor, client, supplier or service provider of the Firm (other than any Affiliate) that could create a divided loyalty or the appearance of one. Each Associated Person is required to promptly notify the Chief Compliance Officer in the event that a member of his immediate family, including spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom the Associated Person has an adoptive or “in-law” relationship, or any relatives to whose support the Associated Person directly or indirectly contributes who share the Associated Person’s household (“Immediate Family”) shall serve as an employee, officer, director or trustee of, or have a substantial interest in or business relationship with, a competitor, client, supplier or service provider of the Firm (other than any affiliate) that could create a divided loyalty or the appearance of one.

2.              Gifts, Loans, Favors, etc. No Associated Person or member of his Immediate Family shall solicit or accept from any outside concern that does business or competes with the Firm, any compensation, gift of cash (or equivalent), gift of more than nominal value, loan, lavish entertainment, or other substantial favor for his personal benefit. If a gift is received and cannot be returned, a Gift and Entertainment Questionnaire must be completed and delivered to Compliance. Compliance will determine the appropriate disposition of the gift. This section shall not prohibit Associated Persons or members of their Immediate Families from obtaining loans made or provided in the ordinary course of business, or other services (on the same terms as are available generally) from banks or other financial institutions that may have relationships with the Firm.

3.              Interest in Transactions No Associated Person or a member of his Immediate Family shall engage in any transaction involving the Firm if such person has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the Associated Person’s normal compensation), except as specifically authorized in writing, by the Chief Compliance Officer or Chief Legal Officer.

4.              Other Employment No Associated Person shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, other than the Firm or any Affiliate, except as specifically authorized in writing by the Chief Compliance Officer or Chief Legal Officer. In no event should any Associated Person engage in any supplementary employment that might cause embarrassment to or jeopardize the interest of the Firm, interfere with its operations, or adversely affect his or her productivity or that of other Associated Persons.

5.              Diversion of Firm Business Opportunity No Associated Person shall acquire, or derive personal gain or profit from, any business opportunity or investment that comes to his attention as a result of his association with the Firm, and in which he knows the Firm might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm, and receiving specific written authorization from the Chief Compliance Officer or Chief Legal Officer.

6.              Conflicts Involving Affiliates The Firm recognizes that certain Associated Persons of the Firm also may be officers or directors of one or more Affiliates, and that the responsibilities of such Associated Persons to such entities may overlap with the responsibilities of such Associated Persons to the Firm. In performing certain tasks, an individual may be acting as an employee of both the Firm and one or more Affiliates. If, however, a matter should arise that presents or creates the possibility of conflicts between the obligations of the Firm or any of its Affiliates and any Associated Person of the Firm or its Affiliates, such matter must be brought to the attention of the Chief Compliance Officer or Chief Legal Officer immediately for resolution.

Gifts and Entertainment Policy
Fred Alger & Company, Incorporated
Fred Alger Management, Inc.
Alger Management, Ltd.
The Alger Family of Funds
Alger SICAV

Amended August, 2015

Policy Statement

Section 203(e)(6) of the Investment Advisers Act of 1940 (“Advisers Act”) requires investment advisers to reasonably supervise their employees with a view to preventing violations of the laws and regulations governing their advisory activities. In addition, Section 206 of the Advisers Act makes it unlawful for an investment adviser to employ a device, scheme or artifice to defraud a client or prospective client, to engage in a transaction, practice or course of business that would defraud a client or prospective client, or engage in any act, practice or course of business that is fraudulent, deceptive or manipulative. Further, Section 17(e)(1) of the Investment Company Act of 1940, as amended, stipulates that it is unlawful for any affiliated person of a registered investment company to accept any compensation (other than a regular salary or wages from such registered company) for the purchase or sale of any property to or for such registered company or any controlled company thereof, except in the course of such person’s business as an underwriter or broker. FINRA rule 3220 prohibits the giving and receipt of anything worth more than $100 per individual per year to/from any person, principal, proprietor, employee, agent, or representative of another person where such gift is in relation to the business of the employer of the recipient of the gift. Fred Alger Management, Inc. (“FAM”) is an investment adviser registered with the SEC. Fred Alger & Company, Inc. (“FAC”), an affiliate of FAM, is a registered broker-dealer. Alger Management, Ltd. (“AML”), an affiliate of FAM, is a U.K.-registered investment adviser and broker dealer that performs marketing services and serves as investment adviser for Alger SICAV, a Luxembourg umbrella UCITS fund. (FAM, FAC and AML are sometimes collectively referred to herein as “Alger”.) Therefore, FAM, FAC, AML and each investment company or pooled investment vehicle for which FAM or AML serves as investment adviser (individually referred to as a “Fund” and collectively referred to as the “Alger Funds”) hereby adopt this gifts and entertainment policy (the “Policy”).

The purpose of the Policy is to prevent employees from providing gifts and entertainment in order to receive business through improper influence, accepting gifts or entertainment that could influence their decision making, and/or providing or accepting gifts or entertainment that would result in an actual or perceived conflict of interest. If there is any question about the appropriateness of any particular gift, employees should consult the Chief Compliance Officer (“CCO”). Under no circumstances may a gift to FAM, FAC, AML or any employee be received as any form of compensation for services provided by FAM, FAC, AML or the employee.

Gifts

At times, because of an employee’s position at FAM, FAC or AML the employee may be offered, or may receive, gifts or other forms of non-cash compensation from clients, brokers, vendors, or other persons affiliated with Alger or the Alger Funds. The following rules apply to the giving or receipt of such gifts:

•                  Gifts of a nominal value (single or multiple gifts whose reasonable aggregate value is no more than $100 annually) from a single giver and promotional items (e.g. pens, sweatshirts, pullovers with a company logo) from a single source with an aggregate annual value that does not exceed $100 may be accepted. If a promotional item appears to be extravagant (e.g. a set of golf clubs with a company logo) and has a value that appears to be in excess of $100, it must be declined or returned.

•                  In addition, employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a securities or financial organization, including broker-dealers or other investment management firms, vendors or to prospective clients.

•                  Employees are expected to use their judgment as to the value of a gift. In all cases, the gift should be valued at the higher of market or face value.

•                  Any gifts that the Alger employee believes have been offered in an attempt to influence the purchase and/or sale of a fund’s portfolio securities must be declined or returned.

Entertainment

Employees may provide entertainment to persons associated with securities or financial organizations or prospective clients provided that both the employee and the recipient are present and there is a legitimate and reasonable business purpose for the entertainment. Similarly, an employee may be entertained by a broker or vendor on the same basis.

Entertainment must be reasonable and appropriate, and may not be so frequent as to cast doubt about the nature of the relationship between the parties to such entertainment. Any offer of entertainment that the Alger employee believes has been offered in an attempt to influence the purchase and/or sale of a fund’s portfolio securities must be declined.

In considering the reasonableness of entertainment, employees should be cognizant of the market value, plus any applicable fees, for the participation of the employee and any guest(s) that may accompany him or her. Again, employees are asked to use their judgment as to the appropriateness of the value and frequency of entertainment (e.g. multiple dinners with the same person at the best NYC restaurant are not appropriate). A group lunch served at an investor conference, however, is appropriate.

Sponsoring Events

FAM, FAC and AML employees may sponsor charity or other events for broker-dealers, or other business partners, including seminars, subject to the following limitations:

•                  The event and any materials used must be pre-approved.

•                  If an employee sponsors or supports a charity or other event, that employee must attend and represent Alger. If the employee does not attend, then no support payment will be made.

•                  Sponsored events must be directed at more than one person. There must be an opportunity for employees in attendance to interact and discuss Alger with a reasonable number of people.

•                  Sponsorship or support payments will not be approved unless it appears that the requested expenditure is to be used for ongoing support of existing investors or has a reasonable likelihood of generating future sales of Alger products.

•                  Any request for sponsorship or support payments must be in writing, on the letterhead of the entity that is requesting such support and must describe the employee’s role in sufficient detail.

Reporting Requirements

The questionnaire that appears as an attachment to this policy is required to be completed by each employee who is the recipient of any gifts or entertainment to FAM, FAC or AML promptly following such contact or event. Questionnaires must be completed for each and every contact. The questionnaire is designed with the intent to allow the Compliance department to determine the amount of any gifts and/or entertainment received by an employee and to identify any potential conflicts of interest that may arise as a result of employees receiving gifts and/or entertainment with such frequency or amount as to potentially influence their decision making process.

Recordkeeping

The Compliance department will maintain a log and compare the log against, in the case of brokers, commissions paid to the entity that provided the gifts or entertainment to determine if any correlation exists and to vendors to determine if the frequency of entertainment could create any conflicts. The Compliance department will prepare a memorandum summarizing their review and will present the memorandum at the next monthly Compliance and Controls Committee meetings.

For a period of six (6) years, the first two (2) years in an easily accessible place, the Compliance department will maintain reports submitted by employees, detailed records of gifts given to clients or prospective clients and detailed records of business entertainment expenses provided to clients or prospective clients.

Fred Alger & Company, Inc. (“FAC”)
Fred Alger Management, Inc. (“FAM”)
Alger Management, Ltd. (“AML”)
(FAC, FAM and AML collectively as “Alger”)

Gifts and Entertainment Report

All employees are required to complete this form to report any gifts and/or entertainment received by or given to a client, potential client, or entity with whom Alger has a relationship (or is considering) promptly following each and every occurrence.

•                                          Gifts: Employees may not receive or give gifts in excess of $100 aggregate annually. This excludes company branded promotional items.

•                                          Entertainment: Employees may provide and/or receive entertainment provided that both the employee and the recipient are present and there is a legitimate and reasonable business purpose for the entertainment.

DATE	GIFT or ENTERTAINMENT (Please indicate one)	ENTITY/CLIENT INITIATING or RECEIVING	DESCRIPTION	APPROXIMATE VALUE ($)	ATTENDEES (If Entertainment Only)

If you have any questions about whether to make a report, please refer to the Gifts and Entertainment Policy or contact a member of the Legal and Compliance Department.

The above disclosure represents all gifts and entertainment I have received or given for the period(s) indicated and to the best of my knowledge is in accordance with all applicable Alger policies and procedures and all applicable Federal, State, and Self-Regulatory Organization rules and regulations.

Print Name:	Signature:

Date:

PLEASE EMAIL THE COMPLETED FORM TO CODEOFETHICS@ALGER.COM

Fred Alger Management, Inc. (“FAM”)

Fred Alger & Company, Incorporated (“FAC”)

Political Activities and Contributions Policy and Procedures

Effective as of

November 30, 2016

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Table of Contents

Overview	3

Scope	3

Personal Political Contributions by Employees	3

Legal or Compliance Review	4

Corporate Contributions	6

Restrictions and Guidelines Concerning All Political Contributions and Solicitations	7

Political and Governmental Outside Activities	7

Sanctions	9

Maintenance of Records	9

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Overview

Personal political contributions or other activities may have legal implications for Alger’s business interests. For example, violations of related laws and regulations could result in FAM or FAC (“Alger”) and their respective employees being exposed to criminal or civil sanctions. Additionally, certain political contributions or activities may result in Alger being banned from soliciting, managing and/or servicing accounts for government entities, or from earning compensation from government entities when managing their assets. Finally, Alger has reporting and recordkeeping obligations relating to such activities and contributions.

The policy’s intent is to protect the Alger from the possibility of violating federal or state regulations governing political contributions and governmental activities that apply to Alger’s businesses, as well mitigate the possible conflicts of interest when making political contributions. Accordingly, this policy sets forth the requirements and limitations for all employees regarding political contributions, political solicitations and political or governmental activities.

If you have reason to believe that certain acts, actions, or practices engaged in by an Alger employee would constitute a violation of this policy, you must report it to a member of the Compliance or Legal Departments.

Scope

This policy applies to all employees as well as consultants, temporary staff and contractors employed by Alger

Personal Political Contributions by Employees

1. Political Contributions

“Political Contribution” is defined broadly and includes any gift, subscription, loan, advance, and deposit of money or anything of value made for:

•                 The purpose of supporting any election or candidate for federal, state or local office;

•                 Payment of debt incurred in connection with any such election; or

•                 Transition or inaugural expenses incurred by the successful candidate for state or local office.

Examples include, but are not limited to:

•                 Monetary payments (e.g., check, credit card or cash) sent to a political campaign;

•                 Any payment to attend any political fund-raising meal or event;

•                 The use of one’s home or office to host a political event; and

•                 Payments made to certain organizations as “dues” or for advertisement or sponsorship of an event.

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In addition to contributions to candidates, political contributions include all payments to political parties, partisan associations and political action committees.

2. Approval and De Minimis Amounts

a.              Reporting

Employees must report all political activities, contributions, regardless of amount and solicitations by documenting each political activity, contribution and solicitation through submitting individual quarterly attestation forms or by contacting the Legal or Compliance department directly.

b.              Approval

All employees must obtain prior written approval from solely the Legal or Compliance department before making any political contribution above the “De Minimis Amount”. Requests for approval must be submitted and approval must be received prior to the contribution being made. For political contribution requests, submission of the Political Contributions Approval Form to the Legal or Compliance department is required.

Separately, for political or governmental activity, the request and submission of the Political or Governmental Activity Approval Form must be approved before engaging in political or governmental activities. Please see the Political and Governmental Outside Activities section for further detail.

c.               De Minimis Amounts

A) Contributions made by an employee or immediate family member to candidates the employee can vote for at the time of the contributions and which in the aggregate, per election, do not exceed $350 to any one candidate.

B) Candidates for whom the employee or immediate family member is not entitled to vote at the time of the contributions and which in the aggregate, per election, do not exceed $150 to any one candidate.

Legal or Compliance Review

The Legal or Compliance department approval will generally be granted if the contribution is permitted by law and will not impact Alger’s business. The Compliance department will keep records, as required, only for Alger to comply with applicable laws and regulations governing contributions. The details of such contributions will not be communicated to others at Alger except on a need to know basis as determined by Legal or Compliance.

1. Government Business Solicitation

Legal or Compliance may review an employee’s political contribution history prior to their soliciting government business on behalf of any Alger entity using the data contained in the internal institutional sales pipeline and or governmental entity investment report, as well as, quarterly issued internal

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reporting documentation. Certain political contributions the employee may have made in the prior two years could ban Alger from undertaking certain business if the employee solicits business from a government entity prior to receiving approval from Legal or Compliance.

2. Political Solicitation

All employees must seek prior approval from Legal or Compliance prior to soliciting any political contributions to federal, state and local candidates, campaign committees, political parties, political action committees or partisan associations. Solicitations include:

•                                         Asking or suggesting that anyone including an employee’s subordinate make a political contribution;

•                                         Inviting or suggesting another person’s attendance at a political fundraising event, including forwarding of an e-mail invitation, suggesting another person attend an event, or adding a person’s name to a list of invitees;

•                                         Hosting an event at which contributions are requested;

•                                         An employee permitting his or her name to appear on an invitation for an event at which contributions are requested; and

•                                         Forwarding any e-mail that includes a political solicitation

3. Political Contributions and Solicitations by Spouses or Minor Children

a.                                      No Contributions at the Direction of Others

Spouses and members of an employee’s immediate family are generally not subject to the restrictions that apply to employees themselves. However, an employee must not use family members or any other person as a conduit to make a political contribution he or she could not make directly. Moreover, employees should be sensitive to the possibility that fundraising activities or contributions by his or her spouse or immediate family members may be perceived as coming from the employee even when he or she has not influenced such contribution.

b.                                      Use of Joint Accounts

Political contributions by spouses or family members must be made directly by those individuals. Checks written on joint accounts are treated differently depending upon which party has signed the check. Specifically, if an employee signs a check to make a political contribution on behalf of his or her spouse or another family member, the full amount of the contribution will nevertheless be attributed to the employee. If both parties sign the check, each will be deemed to have contributed one-half the full amount of the check. If the spouse signs the check, the full amount should be attributed to the spouse. However, even where the spouse is the one signing, problems can arise when campaigns inadvertently attribute the political contribution to both joint account holders. Employees should specify in the note section of the check to whom the political contribution should be attributed.

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c.                                       Attendance by Couples at Political Fundraising Events

Many political fundraising events take the form of dinners, cocktail parties, dances, concerts, golf tournaments, exhibitions or other gatherings that require the purchase of tickets where a portion of the proceeds supports a political candidate, party or committee. When an employee and his or her spouse attend such an event, each person attending the event will be deemed to have contributed the amount of a ticket even if it is the spouse, not the employee, who writes the check. On the other hand, if the employee writes the check for both persons, the full amount of either tickets (or a table, if applicable) will be attributed to the employee.

Corporate Contributions

Alger corporate entities are generally prohibited from making political contributions. Accordingly, prior to making any contribution or payment on behalf of an Alger corporate entity, or expensed to an Alger entity, to any of the following individuals or entities, prior approval must be received from the Legal or Compliance department:

•                 Candidates for federal, state or local office;

•                 National, state or local political parties or partisan associations;

•                 Political Action Committees (“PACs”); and

•                 Committees to support a state or local ballot measure, proposition or initiative.

Contributions include in-kind material or service donations and must also be approved prior to any Alger resource being used for a political purpose. The following are examples of circumstances that require specific legal review and approval:

•                 Permitting a political campaign or organization to use Alger office space for a meeting;

•                 Providing food or beverages to a political campaign or organization;

•                 Payments for employees to attend fund-raising dinners or events;

•                 Utilizing employees or clerical staff to assist with an employee’s political activity;

•                 Membership fees or dues for Alger or its employees to become members of a political organization;

•                 Purchase of advertising in programs or brochures that are prepared by a political organization; and

•                 Inviting a political official to come to Alger to campaign for office.

The Compliance department will receive a periodic report containing information regarding corporate expenses and employee reimbursements. The report will focus on those expenses and reimbursements that could be related to political activities or contributions. The ex-post results will highlight any potential violations of the policy.

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Restrictions and Guidelines Concerning All Political Contributions and Solicitations

When determining restrictions regarding political contributions the following is taken into account.

•                                         In connection with making and/or soliciting political contributions, all employees of Alger must be aware of and comply with the requirements set out in the Policy Against Corruption and Other Applicable Contributions.

•                                         Political contributions should be sent directly to the intended political committee and not through an Alger employee.

•                                         Employees are prohibited from making any political contributions on company credit cards.

•                                         Alger will not reimburse employees or compensate employees in any way for individual political contributions, and no employee may seek reimbursement or compensation from any source for such contributions.

•                                         All employees must maintain complete and accurate records of their political contributions and solicitations of such contributions.

•                                         Employees who receive Legal or Compliance pre-approval to make a political contribution or engage in political solicitation activity are required to either confirm that they engaged in the activity or withdraw their request within 30 days after receiving pre-approval.

Political and Governmental Outside Activities

Alger employees may become involved in political campaigns or hold elected or appointed positions with a governmental entity, political party or partisan association. The guidelines contained in this policy apply to any Alger employee who is engaged in any of the following outside activities:

•                                         Candidate for any federal, state or local office;

•                                         Serving in any elected or appointed position (paid or volunteer) with any federal, state or local governmental entity;

•                                         Serving in any position (paid or volunteer) with a campaign for any federal, state or local office; or

•                                         Serving in any elected or appointed position (paid or volunteer) with a national, state or local political party or partisan association.

1.              Prior Approval

All Alger employees must receive prior approval in order to engage in any of the activities listed above. Such consent must be obtained from the employee’s manager, and/or department head, and finally Legal and Compliance. Employees are not required to receive prior approval to hold a position with the U.S. military.

Employees should discuss such activities with their supervisors and seek guidance from Legal or Compliance to determine whether approval is required. In all cases, employees should avoid any situation that could constitute a conflict of interest with Alger or its clients.

2.              Restrictions and Guidelines Concerning All Political and Governmental Activities All employees should generally adhere to the following guidelines, remembering exceptions may be granted on a case by case basis:

•                                         Employees may not work on personal political or governmental activities during their normal working hours.

•                                         Employees shall not be granted a paid leave of absence to work on political or governmental activities, with the exception of earned vacation time. Employees who wish to take an unpaid leave of absence to work on political or governmental activities should contact the Legal/Compliance and Human Resources Departments for further guidance. Alger will not pay an employee’s benefits during any unpaid leave of absence (e.g., insurance) unless promptly reimbursed by the employee or the campaign.

•                                         All communications and activities involving personal political or governmental activities must take place away from Alger premises.

•                                         Alger resources may not be used in connection with personal political or governmental activities, including without limitation, Alger stationery, mailroom facilities, photocopiers, facsimile machines, computers, telephone, secretary or other staff, unless prior documented approval has been obtained from Legal or Compliance.

•                                         Alger’s name may not be used in any media events in connection with an employee’s political or governmental activities, except in response to questions from the media or

•                                         the public with regard to the employee’s employment history, or within the context of simple biographical information routinely provided regarding employment history.

•                                         In order to avoid having employees’ oral or written comments to the media attributed to Alger, i) advance notice of events or circumstances where comments may be made to the media must be provided to Legal/Compliance, ii) guidance must be received from Legal/Compliance on how to disassociate the employee’s views from those of Alger and iii) an express disclaimer must be provided in advance of any comment.

•                                         Employees may not use Alger proprietary information, including client information, in any way in connection with political or governmental activities, including without limitation, solicitation of political contributions or donations.

•                                         No elected or appointed position may be used to solicit business on behalf of Alger or to influence or have any role in the selection or appointment of Alger in connection with any business with the federal or any state government or with any agency, authority or political subdivision of any state.

•                                         If at any time an employee’s political or governmental activities present a conflict of interest or the appearance of a conflict of interest with the individual’s position at Alger or Alger’s business interests, the employee must notify his or her manager and the Legal or Compliance department and follow their advice on how to avoid or resolve the conflict or potential conflict.

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Sanctions

Upon discovering that an employee has not complied with the requirements of this policy, the CCO, in consultation with other senior officers of FAM, may impose on that person whatever sanctions they deem appropriate, including, among other things, fines, censure, suspension, or termination of employment.

Maintenance of Records

FAM shall, on its own behalf and on the behalf of FAC, maintain and make available records with respect to the implementation of the policy in the manner and for the time required by the Federal securities laws. Specifically, the CCO shall maintain the following for the time and manner specified below:

•                                         a copy of any version of this policy that is in effect, or at any time within the past five (5) years was in effect, must be maintained in an easily accessible place;

•                                         a record of any violation of any the policy, and of any action taken as a result of such violation, must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurred;

•                                         a copy of any the current version of Political Contribution Approval form that is in effect, and any approvals or denials;

•                                         a copy of any the current version of Political or Governmental Activity Approval form that is in effect, and any approvals or denials;

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FRED ALGER MANAGEMENT, INC.
FRED ALGER & COMPANY, INCORPORATED

POLICY AGAINST CORRUPTION

DATED 4/27/09

1. Key Requirements

2. Key Principals and Controls

3. Purpose/Scope

4. General Principles

5. Verification

Key Requirements:

Alger Employees and Entities are prohibited from paying bribes, as well as from soliciting and/or accepting them. This prohibition applies to all forms of bribery and to all dealings with Public Officials and all commercial relationships and transactions to which Alger is a party.

Key Principles and Controls:

1.                        No Employee or Alger Entity shall offer, promise, pay, receive or solicit or arrange for the payment of a bribe in any form either directly or indirectly;

2.                        Prior approvals required before transferring anything of value to a Public Official;

3.                        Due diligence and controls to be conducted when retaining intermediaries /agents that may contact Public Officials.

Purpose/Scope:

This policy sets out the standards of behavior to be maintained by all Alger Entities and Employees in order to give effect to Alger’s stance against corruption. Observance of this Policy will help to ensure ethical business practices by all Alger employees, protect Alger’s reputation, and promote compliance with relevant laws. This Policy applies to all Alger Entities and all Alger Employees when acting for, or on behalf of, any Alger Entity.

General Principles:

General Prohibition on Bribery:

No Employee or Alger Entity shall offer, promise, pay, receive, solicit or arrange for the payment of a bribe in any form either directly or indirectly:

1.              To obtain or retain business for or on behalf of Alger;

2.              To obtain, retain or fulfill a legal or regulatory requirement or obtain any other improper advantage, in furtherance of Alger’s business;

3.              In relation to any commercial transaction or relationship to which Alger is a party (either by itself or with others). If ever a question arises over

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whether or not a particular transaction may or may not be regarded as a bribe, those involved must seek the prior advice of the Compliance / Legal Department.

Dealings with Public Officials:

No Employee or Alger Entity may transfer anything of value to a Public Official (whether or not such transfer would or might be regarded as a bribe) without prior approval by the Compliance / Legal Department.

Retaining Intermediaries and Agents in Connection with Dealings with Public Officials:

Due care must be exercised in selecting and dealing with third party intermediaries or agents where they are retained by Alger to:

1. Solicit new business; or

2. Support efforts to retain existing business; or

3. Supply services to obtain retain or fulfill a legal or regulatory requirement (such as obtaining a license to operate).

Examples of intermediaries and agents include consultants, solicitors, lobbyists, investigators, lawyers, sales and marketing firms.

Appropriate due diligence on all third party intermediaries or agents that are anticipated to be in contact with Public Officials in connection with such engagements must be carried out prior to entering into any relevant contract or engagement with the third party, and prior approval must be obtained from appropriate senior management.

Prohibition on Bribery and transfers of Value to Public Officials by a Third Party:

No third party intermediary or agent engaged by Alger in the circumstances described above may promise, offer, pay, solicit or arrange for the payment of a bribe, nor be used by any Alger Entity to transfer bribes.

No employee or Alger Entity shall make or direct any transfer of value to such a third party intermediary or agent knowing or intending that all or part of the value transferred is intended for a Public Official in violation of this Policy.

Verification:

A review will be conducted periodically by the Compliance / Legal Department to validate that this policy is being followed. The head of each business group will be required to submit a written affirmation of their group’s adherence to the standards of this policy. The affirmative representation shall be submitted to the Chief Compliance Officer or his designee. Upon receipt, the communication will be reviewed and stored electronically.

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